Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-101526 on Form S-8 of our report dated March 13, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America), relating to the financial statements of Cadbury Schweppes plc, appearing in this Annual Report on Form 20-F of Cadbury Schweppes plc for the year ended January 1, 2006.
/s/ Deloitte and Touche LLP
Chartered Accountants and Registered Auditors
London, England
As auditors of Cadbury Schweppes plc
April 11, 2006